UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 8, 2021
Dear Fellow Shareholder:
You are hereby invited to attend the 2021 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 10, 2021, at the Company’s headquarters at 3920 Arkwright Road, Suite 200, Macon, GA 31210.

The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2020 Annual Report to Stockholders is also enclosed.

Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.

You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy via Smartphone/tablet or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Thank you for your continued support.

Sincerely,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 10, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 10, 2021 at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, for the following purposes:

1.    TO ELECT three (3) Class I members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
2.     TO RATIFY the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ending October 2, 2021; and
To transact such other business that may properly come before the meeting.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 15, 2021 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, Smartphone/tablet, or the Internet to the extent described in the Company’s Proxy Statement. In light of the current COVID-19 pandemic, we will have COVID protective protocols in place for entry to the meeting, including a temperature check, completion of a questionnaire and a requirement to wear a protective face mask.

Audited financial statements as of and for the year ended October 3, 2020 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with this Notice and Proxy Statement.
Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided, or vote via mobile phone or the Internet. Submitting the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Macon, Georgia the 8th day of February, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 10, 2021: This Proxy Statement is available free of charge on the Internet at: https://www.cstproxy.com/blue-bird/2021.

BLUE BIRD CORPORATION
PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 10, 2021 at the Company’s corporate headquarters at 3920 Arkwright Road, Suite 200, Macon, GA 31210, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about February 8, 2021 to our stockholders of record (the “Stockholders”) as of the close of business on January 15, 2021 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes per Share
The Board has set January 15, 2021 as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 27,091,808 shares of Common Stock outstanding.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by Smartphone/tablet or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.

If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder”. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.

Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder that has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:
•FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified; and

•FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2021.

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Annual Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve the Proposal
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will not be counted towards the establishment of a quorum. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of Annual Meeting. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.

The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Proposal 2 – The remaining proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting.

Electronic Availability

In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2020 Annual Report to Stockholders are available over the Internet at https://www.cstproxy.com/blue-bird/2021, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us (by required filings with the SEC) regarding beneficial ownership of shares of our Company’s Common Stock on January 15, 2021 by:

•each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•each of our named executive officers, directors and director nominees; and

•all executive officers and directors of our Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of January 15, 2021, there were 27,091,808 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
ASP BB Holdings LLC (1)	11,030,150	40.7
Blackrock, Inc. (2)	1,373,822	5.1
T. Rowe Price Group (3)	1,636,771	6.0

Directors, Nominees and Executive Officers
Philip Horlock (4)	490,854	1.8
Thomas A. Roberts (5)	77,322	*
Mark Terry	—	—
Gurminder S. Bedi	19,678	*
Chan W. Galbato	24,038	*
Douglas Grimm	10,959	*
Kevin S. Penn	—	—
Jared Sperling	—	—
Alan H. Schumacher	19,678	*
Kathleen M. Shaw, Ph.D.	5,906	*
All directors and executive officers as a group (12 persons) (6)	695,762	2.6

*	Less than one percent.
(1)	Based upon a Schedule 13D/A filed by the reporting person in October 2018. The address of ASP BB Holdings is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171.
(2)	Based upon a Schedule 13G filed by the reporting person in February 2020. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)	Based upon a Schedule 13G/A filed by the reporting person in February 2020. The address of T. Rowe Price Group, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(4)	Includes 160,589 shares subject to presently exercisable stock options.
(5)	Includes 37,602 shares subject to presently exercisable stock options.
(6)	Includes 231,503 shares subject to presently exercisable stock options and 49,762 director restricted stock units.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s Board is presently comprised of eight (8) members, and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2021 Annual Meeting, Stockholders will elect three (3) members to the Board, each of whom will serve as a Class I director, to hold office until the 2024 Annual Meeting of Stockholders. The Board has nominated Gurminder S. Bedi, Kevin Penn and Alan H. Schumacher for election as Class I directors for terms of office of three (3) years, and until their successors are elected and qualified.

The terms of the Class II directors, including Chan W. Galbato and Kathleen M. Shaw, Ph.D., will expire at the Annual Meeting of Stockholders in 2022. The terms of the Class III directors, including Douglas Grimm, Philip Horlock and Jared Sperling, will expire at the Annual Meeting of Stockholders in 2023. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board Members.

It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class I nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” the election of Gurminder S. Bedi, Kevin Penn and Alan H. Schumacher.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF BDO USA, LLP

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended October 3, 2020 and has been selected to serve as our independent registered public accounting firm for the 2021 fiscal year ending October 2, 2021. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.

Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders’ views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
Philip Horlock	64	President and Chief Executive Officer; Director
Jeffery Taylor	54	Chief Financial Officer
Thomas A. Roberts	69	Chief Administrative Officer
Paul Yousif	46	General Counsel and Corporate Treasurer; Corporate Secretary
Charles R. (Trey) Jenkins	52	Chief Operating Officer
Gurminder S. Bedi	73	Director
Chan W. Galbato	58	Director
Douglas Grimm	58	Director
Kevin Penn	59	Director, Chairman
Alan H. Schumacher	74	Director
Jared Sperling	29	Director
Kathleen M. Shaw, Ph.D.	59	Director
*As of January 15, 2021.

Class I Directors

Gurminder S. Bedi has been a Class I director of the Company since February 23, 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30 year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and previously served as a director of Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.

Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn is currently Chairman of the Board of Blue Bird Corporation and Learning Care Group, as well as a director of Frontier Spinning Mills and Ulterra Drilling Technologies. Mr. Penn is also a director of Unified Logistics, an investment of ACI Capital Co., LLC. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Alan H. Schumacher has been a Class I director of the Company since February 23, 2015, and was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher has served as a director of School Bus Holdings since 2008. He is also a director of BlueLinx Holdings, Inc., Albertsons Companies Inc., Evertec Inc., Pendrick Capital LLC and Warrior MetCoal. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from December 2009 through February 2012, of Quality Distribution Inc. from 2004 to August 2015, and of Noranda Aluminum Holding Corporation from 2008 to November 2016. Mr. Schumacher holds a B.S. degree in Accounting from the University of Illinois at Chicago and an M.B.A. degree from Roosevelt University. Mr. Schumacher has been selected to serve on our board of directors based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of School Bus Holdings.

Class II Directors

Chan W. Galbato has been a Class II director of the Company since February 24, 2015, and has been the Chief Executive Officer of Cerberus Operations & Advisory Company, LLC (“COAC”) since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato was President and CEO of the Controls Group of businesses for Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services and of the commercial distribution arm of companies for The Home Depot; President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries; Chief Executive Officer of Choice Parts, a joint venture start-up; and President and Chief Executive Officer of Coregis Insurance Company, a GE Capital company. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions (including Transportation Locomotive Systems, Aircraft Engines, Medical Systems and Appliances).

Mr. Galbato serves as a director of DynCorp International, Electrical Components International, Inc., FirstKey Homes LLC, Staples Solutions B.V. and AutoWeb, Inc. In addition, Mr. Galbato served as Chairman of the Board of School Bus Holdings from 2009 to June 2016. Mr. Galbato also served as a director of the publicly traded Brady Corporation for seven years, including as Lead Director, and as Chairman of Guilford Mills, Inc., Chairman of North American Bus Industries, Inc., Chairman of YP Holdings, LLC, director of Tower International, director of New Avon LLC, and director of Steward Health Care, LLC. Mr. Galbato holds an M.B.A. degree from the University of Chicago and a B.A. degree in Economics from the State University of New York. Mr. Galbato has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his operational experience with large companies.

Kathleen M. Shaw, Ph.D. has been a Class II director of the Company since March 5, 2019, and serves as Senior Principal at Parker Philips, Inc., a women-owned consulting firm. At Parker Philips, she leads the organization’s post secondary policy portfolio and provides strategic guidance across a range of initiatives. Prior to Parker Philips, she served as Executive Director of Research for Action from 2009 to 2020. Research for Action is an independent educational research organization focused on using research to improve educational equity and student outcomes in the K - 16 educational pipeline. Dr. Shaw has extensive interaction with education funders, advocates and policymakers at the local, state and national levels. During her service with Research for Action, Dr. Shaw oversaw a five-fold growth in the organization, expanded the scope and reach of its work, and increased its prominence in local, state and national education debates. Dr. Shaw is a nationally known post secondary expert and has studied and participated in the development and implementation of educational policy at the institutional and state level for over 20 years. Prior to her arrival at RFA, Dr. Shaw served as Deputy Secretary for Post secondary and Higher Education in the Pennsylvania Department of Education, where she was responsible for developing and implementing a wide range of policies designed to strengthen the K - 16 educational pipeline. She currently sits on the Board of Directors of the West Chester Area School District, where she chairs the Personnel Committee, and serves as a member of the Property and Finance Committee. Dr. Shaw’s prior experience includes a decade at

Temple University as a faculty member and Chair of the Department of Educational Leadership and Policy Studies. Dr. Shaw holds a B.A. degree in English and American Studies from Colby College and a Ph.D. in Education from the University of Michigan. Dr. Shaw has been selected to serve on our board of directors based on her extensive experience in the educational system in the United States.
Class III Directors
Douglas Grimm has been a Class III director of the Company since April 1, 2017. Mr. Grimm is the owner and Chief Executive Officer of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group (NYSE: MPG). Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and Chief Executive Officer of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President - Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions. Mr. Grimm serves as Chairman of the Board of Electrical Components International, Inc. and serves as a director of Coda Jamie Holdings, LLC and GST Autoleather Holding Corporation. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.

Philip Horlock has been a Class III director of the Company and President and Chief Executive Officer of the Company since February 24, 2015, and has been School Bus Holdings’ President and Chief Executive Officer since April 2011. Prior to this appointment, Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer, starting in January 2010. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and also previously served as a director of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors because of his automotive and school bus industry experience and the results that he has achieved with School Bus Holdings during his tenure.

Jared Sperling has been a Class III director of the Company since August 20, 2020, and has been an Associate of American Securities LLC since 2016. Prior to joining American Securities, Mr. Sperling worked at Goldman Sachs from 2014 to 2016, where he focused on mergers and acquisitions and capital transactions in the Consumer Retail and Healthcare Group. Mr. Sperling holds a B.S. degree in Applied Physics from Yale University and an M.B.A. degree from Harvard Business School. Mr. Sperling has been selected to serve on our board of directors based on his experience with a private equity firm that invests in manufacturing companies.

Executive Officers

Information on our current executive officers (other than Mr. Horlock) is provided below.

Jeffery Taylor was appointed the Company’s Chief Financial Officer effective June 1, 2020. Prior to joining Blue Bird, Mr. Taylor has spent more than 20 years in Finance and Accounting roles for manufacturing organizations spanning industrial equipment, chemicals, and pharmaceuticals. Mr. Taylor served as Senior Vice President and Chief Financial Officer of Wabash National Corporation (NYSE: WNC), a $2.2 billion manufacturer of transportation equipment, from January 2014 to January 2020, where he had responsibility for Finance, Accounting, Treasury, and Internal Audit, as well as Investor Relations and Corporate Development (M&A). Before joining Wabash National, Mr. Taylor served as Vice President, Finance - Technical Operations of King Pharmaceuticals (acquired by Pfizer in February 2011), where he transformed the Manufacturing Finance/Accounting organization during his five-year tenure by upgrading financial processes, systems and reporting. Mr. Taylor began his business career with Eastman Chemical Company, where he spent nine years in various Finance, Accounting and Business roles, finishing his tenure as the Global Business Controller for the Coatings and Adhesives business segment. Mr. Taylor holds a B.S. degree in Chemical Engineering from Arizona State University and an M.B.A. degree from the McCombs Graduate School of Business of the University of Texas at Austin.

Tom Roberts was appointed the Company’s Chief Administrative Officer in November 2015. From 2008 until his appointment in November 2015, Mr. Roberts provided advisory and consulting services to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus Capital Management, L.P., as well as numerous portfolio companies, including Blue Bird Corporation, through TAR Consulting, LLC, an unaffiliated company. Such services included advice with respect to strategic, organizational, legal and compliance matters. From 2006 to 2008, Mr. Roberts served as Senior Vice President and General Counsel of the Controls Group of Invensys, plc, a global provider of automation and information technologies. Prior to 2006, Mr. Roberts was a partner at a large global law firm where he advised corporations, consulting firms and other clients on a broad range of legal issues, including unfair competition, litigation, employment, governance and sensitive internal investigations. Mr. Roberts holds a B.A. degree in Liberal Arts from DePauw University and a Juris Doctor degree from Northwestern University.

Paul Yousif was appointed the Company’s General Counsel and Corporate Treasurer in December 2016. From 2011 to February 2015, Mr. Yousif served as School Bus Holdings’ Vice President of Legal Affairs/Corporate Treasurer, and he served as the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary upon completion of the business combination in February 2015 until December 2016. Mr. Yousif has held the position of Corporate Treasurer since joining School Bus Holdings in 2007. Mr. Yousif’s current role also includes managing Treasury, Payroll, Accounts Receivable and Accounts Payable. Immediately prior to joining School Bus Holdings, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000 to 2007, holding various management positions including Manager of Global Materials Analysis, and CFO of GCM-Visteon, LLC (a manufacturing joint venture between GCM and Visteon). Mr. Yousif holds a B.S. degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.

Charles (Trey) Jenkins was appointed as Chief Operating Officer of the Company, effective December 1, 2019. Prior to this appointment, Mr. Jenkins served as the Company’s Senior Vice President of Operations, a position he held since May 2018. From February 2014 until May 2018, Mr. Jenkins served as the Company’s Vice President of Alternative Fuels. Prior to that, Mr. Jenkins also served the Company in other leadership roles, including Vice President of Customer Service and Vice President of Purchasing and Supply Chain. Prior to joining the Company, Mr. Jenkins was General Manager at Crane Energy Systems in Houston, Texas, and also spent over 10 years with Peterbilt/PACCAR in various leadership positions in Engineering, Manufacturing and Internal Audit. Mr. Jenkins holds a B.S. degree in Mechanical Engineering/Engineering Technology from Texas A&M University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Classified Board of Directors

Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Messrs. Bedi, Penn and Schumacher have been elected or appointed to a class (Class I) that will serve until our 2021 Annual Meeting of Stockholders. Mr. Galbato and Dr. Shaw have been elected or appointed to serve in a class (Class II) that will serve until our 2022 Annual Meeting of Stockholders. Messrs. Grimm, Horlock and Sperling have been elected or appointed to serve in a class (Class III) that will serve until our 2023 Annual Meeting of Stockholders.

Pursuant to the Purchase and Sale Agreement in connection with the change in control transaction in June 2016, whereby ASP BB Holdings LLC then became our majority shareholder, Messrs. Penn and Michael Sand were elected to the Board of Directors. Mr. Sand stepped down in November 2018 and Mr. Wentzell was elected to fill that vacancy. Mr. Wentzel stepped down in August 2020 and Mr. Sperling was elected to fill that vacancy.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company”. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Shareholder Communications with the Board of Directors

Our corporate governance guidelines provide that our Chairman and our Chief Executive Officer are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.

Stockholders who wish to communicate directly with our Board, or any individual director, should direct communications in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or by email to paul.yousif@blue-bird.com. The communication must contain a clear notation indicating that it is a “Board Communication” or “Director Communication.” All such communications must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.

Leadership Structure and Risk Oversight

The Board does not have a lead independent director. Kevin Penn is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Penn.

The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, auditing and financial reporting, which includes internal controls over financial reporting, practices. The Audit Committee also review reports and considers any material allegations regarding potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. The Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs. The Corporate Governance and Nominating Committee oversees and reviews enterprise risk management assessments.

Employee, Officer and Director Hedging

    The Company’s Insider Trading policy prohibits hedging transactions by officers, directors and employees.
Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2020 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held six (6) meetings during fiscal 2020. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended October 3, 2020.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Bedi, Grimm, and Schumacher, with Mr. Schumacher serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.

Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met eight (8) times in fiscal 2020.

Responsibilities of the Audit Committee include, among others contained in its charter:
•the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us engaged for the purpose of preparing or issuing an audit report or performing any audit, review or attestation services, and establishing pre-approval policies and procedures;

•oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Galbato and Sperling, with Mr. Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.

Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met five (5) times in fiscal 2020.

Responsibilities of the Compensation Committee include, among others contained in its charter:
•review and approval on an annual basis of the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•review and approval of the compensation of all of our other executive officers;

•review and approval of our executive compensation policies, plans and programs;

•implementation and administration of our equity-based remuneration plans;

•assisting management in complying with our SEC filings and annual report disclosure requirements;

•approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•approving our Compensation Discussion and Analysis (“CD&A”) disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.

In March 2015, the Compensation Committee retained Meridian Compensation Partners, LLC to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Compensation Committee had no material interactions with Meridian Compensation Partners in fiscal years 2019 or 2020.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Dr. Shaw and Messrs. Galbato and Penn, with Mr. Galbato serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met four (4) times in fiscal 2020.

Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:
•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

•overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•leading the Board in the annual review of the Board and management.

In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability.
Shareholder Nominations

Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. To recommend director candidates, Stockholders must follow all rules of the SEC and the Company’s bylaws. Below is a summary of the requirements contained in our bylaws:

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Company’s bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.

A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

In addition to the foregoing, a Stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
    There were no related person transactions in fiscal 2019 or 2020 and no currently proposed related person transactions.
DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below, as well as our director compensation programs. We qualify as a “smaller reporting company” as defined in SEC rules and are providing the scaled disclosures permitted by applicable SEC rules and regulations.

Compensation Program Objectives and Structure

    Our compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”), composed exclusively of independent directors. See “Corporate Governance and Board Matters” for a description of the Compensation Committee’s duties and responsibilities. The compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of our stockholders. The Compensation Committee believes these programs offer compensation that is competitive with companies that operate in our industry. Our compensation framework has the following principal components:

Key Compensation Policies

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for achieving operational and strategic success goals set each fiscal year. Historically, our key compensation policies and philosophy have included the following:

•Incentive-based pay (“pay for performance”) is intended to constitute a majority of the Named Executive Officers’ total compensation.

•Adjusted EBITDA is the key metric (75%) in the annual incentive compensation program, with Adjusted Free Cash Flow as a contributing metric (25%).

•Individual incentive-based pay is based on achievement of financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

•There are no significant perquisites for executive officers.

•The Company does not discount, backdate, reprice or grant equity awards retroactively.

•The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.

Short-term performance compensation:

•Salary – The fixed amount of compensation for performing day-to-day responsibilities.

•Annual incentive cash compensation – Annual cash awards that focus on the attainment of Company performance targets as measured by Adjusted EBITDA and Adjusted Free Cash Flow. See “Annual Management Incentive Plan.”

Long-term performance compensation:

•Our equity- and cash-based Omnibus Equity Incentive Plan – Annual awards that focus on long-term growth in stockholder value, including annual performance targets as measured by Adjusted EBITDA and Adjusted Free Cash Flow. Our long-term equity-based incentive compensation program (“LTI awards”) currently consists of stock options and restricted stock units.

The Compensation Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior operating results and stockholder returns. Prior to fiscal 2020, the Compensation Committee had not significantly changed its programs and practices in the past three fiscal years. As a result of the impact of the coronavirus pandemic on the Company’s operations, the Compensation Committee exercised its discretionary authority to determine the awards to be vested under the programs for fiscal 2020.

The Named Executive Officers and all U.S. salaried employees are eligible to participate in the Company’s tax qualified retirement savings plan. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Annual Management Incentive Plan (“MIP”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company operating profit and cash flow goals. Subject to the funding maximums established by the Committee that are described below, the Committee sets annual performance goals, targets and maximum awards for each Named Executive Officer, expressed as a percentage of base salary.

Historically, the Committee has chosen Adjusted EBITDA, or operating profit, as the chief financial metric for this program because the Company uses this measure as a useful way to measure ongoing operational performance between fiscal periods by excluding decisions on capital investment, financing and certain other significant initiatives or transactions that might otherwise impact the review of the profitability of the business based on present market conditions and other factors. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the annual incentive compensation for each of the Named Executive Officers is based upon Company Adjusted EBITDA performance. The Adjusted EBITDA goal is proposed by Company management and approved by the Committee after the fiscal year end when the Company’s financial statements for the fiscal year have been completed. The target levels represent an amount of Adjusted EBITDA that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining annual incentive compensation for the Chief Executive Officer and the other Named Executive Officers is based upon Adjusted Free Cash Flow goals determined by the Committee. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The aggregate cash bonus payment is net of the Adjusted EBITDA minimum target goal.

The MIP rewards our executive officers for achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after completion of the audited financial statements) based upon the achievement of MIP Adjusted EBITDA targets and Adjusted Free Cash Flow targets, which are set at the beginning of the fiscal year. “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. “Adjusted Free Cash Flow” means net cash provided in continuing operations less cash paid for fixed assets and acquired intangible assets and adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives, as well as any other adjustments as approved by the Committee.

The Compensation Committee approves the financial performance targets under the MIP on an annual basis, and has sole discretion to make adjustments to the performance targets. For both fiscal 2019 and 2020, the Compensation Committee established target bonuses for Mr. Horlock at 150% of his salary, and for each of Messrs.

Roberts and Terry at 100% of his salary. Awards under the MIP performance formula are historically based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s Adjusted Free Cash Flow. Individual awards are determined based on the achievement of the financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

The tables below reflect the scale for fiscal 2019:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$80.0*	65.0%	48.8%
85.0	105.0	78.8
90.0	130.0	97.5
95.0	180.0	135.0
100.0	230.0	172.5
105.0	280.0**	210.0

*    No bonus award will be paid if MIP Adjusted EBITDA is below $80.0 million.
**    The award is capped at 280%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$20.6*	80.0%	16.2%
25.6	105.0	26.3
30.6	130.0	32.5
35.6	180.0	45.0
40.6	230.0	57.5
45.6	280.0**	70.0

*    No bonus award will be paid if Adjusted Free Cash Flow is less than $20.6 million.
**    The award is capped at 280%.

    The tables below reflect the scale for fiscal 2020:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
85.0*	50.0%	37.5%
90.0	100.0	75.0
95.0	150.0	112.5
100.0	200.0	150.0
105.0	250.0**	187.5

*    No bonus award will be paid if MIP Adjusted EBITDA is below $85.0 million.
**    The award is capped at 250%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$27.4*	50.0%	12.5%
32.4	100.0	25.0
37.4	150.0	37.5
42.4	200.0	50.0
47.4	250.0**	62.5

*    No bonus award will be paid if Adjusted Free Cash Flow is less than $27.4 million.
**    The award is capped at 250%.
After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based whether our business is continuing to improve, including adjustments to the performance metrics if deemed appropriate by the Committee. MIP awards based on a particular fiscal year’s performance and reflected in the Summary Compensation Table are paid in December of each year (first fiscal quarter of the succeeding fiscal year), upon completion of Blue Bird’s audited financial statements.

Based on fiscal 2019 results, the formula payout for the MIP awards amounted to 103%, principally due to higher than anticipated Adjusted Free Cash Flow. Upon the recommendation of management and following discussion with the Compensation Committee, the Committee approved a 95% payout under the formula. The payout scale ranged from 75% to 103% based on an individual’s performance.

After review and consideration of the performance of each of our Named Executive Officers, the Committee approved a total cash bonus payment as follows (tied to the percentage of salary target): Mr. Horlock – 103%; Mr. Roberts – 103%; and Mr. Terry – 85%. The Committee also approved the vesting of the LTI awards (the third tranche of fiscal 2017, the second tranche of fiscal 2018, and the first tranche of fiscal 2019) at 100%.

No cash awards were made under the fiscal 2020 MIP as the performance targets were not met due to the negative financial impacts of the COVID-19 pandemic on the Company’s operations. However, under its discretionary authority, the Committee approved the vesting of the applicable tranches (third tranche of fiscal 2018, second tranche of fiscal 2019 and first tranche of fiscal 2020) of the LTI awards at 75%.

Omnibus Equity Incentive Plan (referred to herein as the “Incentive Plan”). The Company’s long-term incentive program has historically included annual grants of stock option and restricted stock unit (“RSU”) awards under our Incentive Plan. In the past two fiscal years, options and RSU’s have been awarded to certain executives based on the attainment of the performance criteria under the MIP and vest, if at all, over three years.

Awards under our Incentive Plan may consist of restricted stock or units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock, cash-based awards, performance shares or units, or any combination of the foregoing. We believe that the various awards available under the Incentive Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. We have been using a mix of stock options and RSUs in order to accomplish the performance and retention objectives of our long-term incentive program. The Committee may tie the awards to performance goals in its discretion, and has the authority to modify performance criteria or waive such criteria in its discretion.

The mix of stock options and RSUs varies by organizational level and has changed over time. Our Named Executive Officers currently receive 25% or 50% (depending upon the officer position) of the award value in the form of non-qualified stock options and 50% or 75% (depending upon the officer position) of the award value in the form of RSUs. Every year, it is our goal to provide our Named Executive Officers with grants that are motivational while using the shares available for grant in a responsible manner. Messrs. Horlock, Roberts and Terry received

25% of their equity awards in the form of non-qualified stock options and 75% of their equity awards in the form of RSUs.

Stock options. Stock options are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements) and are not repriced, backdated or purchased by the Company. The number of options is determined by reference to the MIP award formulas for each participating employee, including the Named Executive Officers. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Historically, options become exercisable over a three-year vesting period upon achievement of the annual MIP goals and expire ten years after the date of grant. Unvested options are forfeited upon termination unless termination is by reason of death or disability. Vesting is accelerated in the event of a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

RSUs. RSUs are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements). The number of restricted shares is determined by reference to the above described MIP award formula for all participants. The RSUs are valued at the closing price of the Company’s stock on the date of grant. Historically, the RSUs vest over a three-year period upon achievement of the annual MIP goals and provided that the recipient is in the service of the Company. Unvested shares are forfeited upon termination. All shares vest immediately upon a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

As discussed above, the Committee determined at its meeting in December 2020 to vest the applicable tranches of the fiscal 2018, 2019 and 2020 LTI awards at 75%, under the Committee’s discretionary authority. See the “Summary Compensation Table” for additional information on the dollar value of these awards.

Fiscal 2021 Compensation Program. For fiscal 2021, the Compensation Committee approved MIP (the “2021 MIP”) and LTI awards (the “2021 LTI Awards”) identical in structure and form to those approved in fiscal 2020. The Committee did reflect lower targets for MIP Adjusted EBITDA and Adjusted Free Cash Flow in light of the COVID-19 pandemic, which has significantly affected the school bus industry. School closures and virtual learning has had a significant impact on the demand for school buses and the Committee saw fit to align the compensation targets to be more in line with the Company’s guidance discussed in its December 2020 earnings call.

Stockholder Approval for the Company’s Executive Compensation Programs

At the 2020 Annual Meeting, our stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote), and also voted on an advisory basis on how frequently our stockholders will vote on the executive compensation of our Named Executive Officers (known as a “say on frequency” vote). Stockholders approved our executive compensation and approved a say-on-pay vote every three years.
2020 Director Compensation
The following table sets forth the compensation paid to each person who served as a director of the Company in fiscal 2020. Mr. Horlock, our President and Chief Executive Officer, did not receive any additional compensation for his service as a director. Our directors do not receive option awards, non-equity incentive plan compensation or non-qualified deferred compensation earnings.

Fiscal 2020 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards ($)	All Other Compensation	Total ($)
Gurminder S. Bedi	$46,875	$50,000	$—	$96,875
Chan W. Galbato	51,875	50,000	—	101,875
Douglas Grimm	46,875	50,000	—	96,875
Philip Horlock	—	—	—	—
Kevin Penn, Chairman (1)	75,313	—	75,000	150,313
Alan H. Schumacher	56,875	50,000	—	106,875
Kathleen M. Shaw, Ph.D.	46,875	50,000	—	96,875
Jared Sperling (1)	9,375	—	—	9,375
Connor Wentzell (1)	37,500	—	50,000	87,500

(1)All director compensation payable to Messrs. Penn, Sperling and Wentzell has been assigned by them to American Securities, LLC, pursuant to an agreement. In lieu of a stock award, Messrs. Penn and Wentzell were awarded a cash payment as shown under “All Other Compensation,” which will be paid in the identical manner as the settlement of RSUs awarded to other Board members. Mr. Wentzell resigned from our Board in August 2020, and Mr. Sperling was elected to fill that vacancy.

With the exception of Messrs. Penn, Sperling and Wentzell, our independent directors each received awards of RSUs in fiscal 2020, which are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards. The settlement date for the RSUs is the earlier of the date when the director’s service terminates, or consummation of a change of control of the Company.

Historically, our directors receive a quarterly cash payment of $12,500 for service as a director. Committee chairs receive an additional $5,000 fee, except the Audit Committee Chair receives a $10,000 fee. The Chairman of our Board receives a quarterly cash payment of $18,750 reflecting his/her incremental responsibilities and workload. Effective September 2020, the Board voluntarily agreed that, on a temporary basis, the quarterly cash payment was to be reduced by 25% in light of the impact of the COVID-19 pandemic.

Summary Compensation Table

The following table provides information regarding the compensation awarded to, or earned by, our Named Executive Officers for fiscal 2020 and fiscal 2019:

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)	($)	($)(1)	($) (1)	($) (2)	($)	($)	($)

Phil Horlock,	2020	786,666	—	869,154	312,802	—	—	50,408	2,019,030
President and
Chief	2019	800,000	—	1,062,171	356,686	1,236,000	—	52,633	3,507,490
Executive
Officer

Tom Roberts	2020	368,750	—	232,808	83,800	—	—	40,370	725,728
Chief
Administrative	2019	375,000	—	284,515	95,544	386,250	—	46,416	1,187,725
Officer

Mark Terry,	2020	368,750	—	—	—	—	—	28,340	397,090
Chief
Commercial	2019	375,000	—	284,515	95,544	318,750	—	31,263	1,105,072
Officer (3)

(1)    The Named Executive Officers have been awarded RSUs and stock option awards under the 2015 Omnibus Equity Incentive Plan. These awards vest in three annual tranches, if at all, over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP, which plan is described below. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Each fiscal year reflects applicable vested tranches of the respective awards. Refer to Note 15, Share-Based Compensation, included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 17, 2020 for the relevant assumptions used to determine the valuation of our equity awards. In fiscal 2019, 100% of the awards reflected in the table vested. In fiscal 2020, 75% of the awards vested pursuant to the discretionary authority of the Compensation Committee.
(2)    Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP. Amounts shown in the table were paid in the subsequent fiscal year based on the prior year’s performance. See “Management Incentive Plan (“MIP”)” below for a description of this plan.
(3)    Mr. Terry resigned from the Company on October 16, 2020.

“All other compensation” is comprised of the following for each of the Named Executive Officers:

•For Mr. Horlock, $19,090 (2020) and $19,920 (2019) for the use of an automobile, $10,284 (2020) and $10,284 (2019) for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit, $16,759 (2020) and $16,263 (2019) for travel expenses, and $4,275 (2020) and $6,167 (2019), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.

•For Mr. Roberts, $11,270 (2020) and $11,760 (2019) for the use of an automobile, $17,088 (2020) and $17,238 (2019) for premiums for disability and life insurance paid by us for Mr. Roberts’ benefit, $5,137 (2020) and $8,199 (2019) for travel expenses, and $6,875 (2020) and $9,219 (2019), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Roberts to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Roberts to that plan.

•For Mr. Terry, $11,270 (2020) and $11,760 (2019) for the use of an automobile, $10,195 (2020) and $10,284 (2019) for premiums for disability and life insurance paid by us for Mr. Terry’s benefit, and $6,874 (2020) and $9,219 (2019), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Terry to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Terry to that plan.

Omnibus Equity Incentive Plan

Under our Omnibus Equity Incentive Plan (the “Incentive Plan”), the Committee currently may grant an aggregate of 5,200,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards.

In our fiscal year 2020, we granted 14,765 RSUs to our Board members (excluding Messrs. Penn, Sperling and Wentzell), and 271,480 RSUs and options to purchase 131,379 shares of Common Stock to management employees. The RSUs awarded to our Board members vest twelve (12) months after the grant date. The awards to our management employees vest, if at all, annually over a three-year period based upon the achievement of the performance criteria under the MIP, subject to any discretionary adjustments by our Compensation Committee.

Tax-Qualified Retirement Plan

Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird historically made matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants; effective October 1, 2020, the Company suspended the matching contributions. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Employment Agreements and Other Arrangements with Named Executive Officers
Philip Horlock. Prior to completion of the business combination transaction, Philip Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the business combination transaction, Mr. Horlock’s Employment Agreement became an obligation of the Company.

Mr. Horlock’s Employment Agreement provides that he will serve as our President and Chief Executive Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s current base salary is $640,000, following a 20% voluntary salary reduction implemented in September 2020. Mr. Horlock’s Employment Agreement initially had a two-year term, and is now renewable for successive one-year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate.

Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance.

If Mr. Horlock’s employment is terminated for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release, Mr. Horlock will be entitled to receive (i) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (ii) his then salary for the earlier of 12 months or until he commences new employment, and (iii) reimbursement for COBRA coverage.

Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.

Tom Roberts. Tom Roberts’ Offer Letter from the Company serves as the basis of his employment as Chief Administrative Officer, which commenced on November 2, 2015 at a base salary of $300,000 per year. Mr. Roberts’ current base salary is $300,000, following a 20% voluntary salary reduction implemented in September 2020. The Offer Letter includes the ability of Mr. Roberts to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs.

Pursuant to a related Severance Agreement with Mr. Roberts, if Mr. Roberts’ employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality (indefinitely), nonsolicitation and noncompetition (for 12 months) obligations, and he signs a release, he will be entitled to receive, for a period of 12 months after his termination date, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Roberts will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment.

Mark Terry. On October 5, 2020, the Board of Directors of the Company approved the separation from employment with the Company of Mr. Terry, effective October 16, 2020. The Chief Commercial Officer position will not be continued. Mr. Terry will receive severance compensation pursuant to his existing April 2016 Severance Agreement (up to 12 months’ continuation of salary and group health insurance, subject to certain conditions). Mr. Terry also received a lump sum cash payment of $75,000 in January 2021. All of Mr. Terry's unvested stock-based compensation was forfeited as of October 16, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End Table
The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended October 3, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Phil Horlock	60,749 49,583 36,977		19,833(1) 42,258(2) 53,156(3)	15.50 18.10 16.99 20.26	1/3/2027 12/11/2027 12/11/2028 12/11/2029			19,337(1) 41,200(2) 51,826(3)	1,355,098
Tom Roberts	10,857 9,298 5,661		5,312(1) 11,320(2) 14,238(3)	15.50 18.10 16.99 20.26	1/3/2027 12/11/2027 12/11/2028 12/11/2029			5,180(1) 11,306(2) 13,882(3)	366,238
Mark Terry	11,328 13,601 5,518		5,312(1) 11,320(2) 14,238(3)	15.50 18.10 16.99 20.26	1/3/2027 12/11/2027 12/11/2028 12/11/2029			5,180(1) 11,306(2) 13,882(3)	366,238

(1)The awards vest over a three-year period, on December 11, 2018, 2019 and 2020, assuming annual performance criteria have been met, in whole or in part.
(2)The awards vest over a three-year period, on December 11, 2019, 2020 and 2021, assuming annual performance criteria have been met, in whole or in part.
(3)The awards vest over a three-year period, on December 11, 2020, 2021 and 2022, assuming annual performance criteria have been met, in whole or in part.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Jared Sperling and Chan W. Galbato.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
No Compensation Committee report is required.

CERTAIN ACCOUNTING AND AUDIT MATTERS

BDO USA, LLP (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended October 3, 2020. Representatives of BDO will be present at the 2021 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending October 2, 2021.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended October 3, 2020 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), and the SEC. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services, if any, to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the Company’s 2020 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the Company’s current and prior independent registered public accounting firms, as well as the policy on pre-approval of audit and non-audit services, are set forth below.

As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended October 3, 2020 for filing with the SEC.

This report has been submitted by the Audit Committee comprised of:

Alan Schumacher (Chairman)
Gurminder Bedi
Douglas Grimm

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.

In fiscal 2019 and fiscal 2020, 100% of the audit, audit-related and tax fees billed by the independent registered public accounting firm were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
    The following table shows the type of services and the aggregate fees billed for such services for the fiscal years ended October 3, 2020 and September 28, 2019 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2020	Fiscal 2019
Audit Fees	$1,671,736	$1,881,883
Audit-Related Fees	30,000	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,701,736	$1,881,883
Audit Fees
    The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Quarterly Reports on Form 10-Q.

Audit-Related Fees

The aggregate audit-related fees billed by BDO include fees for professional services rendered for auditor consents and assistance with and review of other documents filed with the SEC.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of this Proxy Statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this Proxy Statement may likewise request that we deliver single copies of our Proxy Statement in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, General Counsel and Corporate

Treasurer, at our principal executive offices at (478) 822-2801, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.

FUTURE STOCKHOLDER PROPOSALS

If you intend to bring business before the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 10, 2021 and no later than the close of business on December 10, 2021; provided, however, that in the event that the 2022 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 10, 2021), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2022 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2022 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2022 Annual Meeting, or if you want to nominate one or more directors at the 2022 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2022 Annual Meeting, the proposal must be received at our principal executive offices by October 4, 2021, but if the 2022 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 10, 2021), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2022 Annual Meeting. Stockholder proposals for the 2022 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2022 Annual Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.blue-bird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
General Counsel and Corporate Treasurer
Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
Tel: (478) 822-2801
Email: paul.yousif@blue-bird.com

OTHER MATTERS
Admission to Meeting

    All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.

In light of the current COVID-19 pandemic, we will have COVID protective protocols in place for entry to the meeting, including a temperature check., completion of a questionnaire and a requirement to wear a protective face mask.
Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via Smartphone/tablet or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation
February 8, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet, Smartphone or Tablet – QUICK«««EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BLUE BIRD CORPORATION
Your mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by mobile voting must be received by 11:59 p.m., Eastern Time, on March 9, 2021.

	:	INTERNET - www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

	;	MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY	*	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED

PROXY	Please mark your votes like this	X
THE BOARD OF DIRECTORS FAVORS A VOTE "FOR ALL" IN THE ELECTION OF DIRECTORS, AND “FOR” PROPOSAL 2, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

1. To elect the following three (3) Class I directors to serve for a three-year term until the 2024 Annual Meeting of Stockholders:	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐	Mark here if you plan to attend the 2021 Annual Meeting of Stockholders:	☐
(1) Gurminder S. Bedi
(2) Kevin Penn
(3) Alan H. Schumacher

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line above.)

2. To ratify the appointment of the Company’s independent registered public accounting firm for the 2021 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJORNMENTS.				CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2021
Note: Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 10, 2021.

The Proxy Statement and our 2020 Annual Report to Stockholders are available at: https://www.cstproxy.com/blue-bird/2021

FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Phil Horlock and Mr. Paul Yousif, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (local time) on Wednesday, March 10, 2021 at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)